UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

☒ Filed by the Registrant   ☐                            Filed by a Party other than the Registrant

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

BAUDAX BIO, INC.

(Name of Registrant as Specified In Its Charter)

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YOUR IMMEDIATE ATTENTION IS REQUESTED

Annual Meeting of Shareholders Scheduled for May 6, 2021 at 10:00 a.m. Eastern Time

Dear Shareholder:

We recently distributed proxy materials in connection with the Annual Meeting of Shareholders of Baudax Bio, Inc., which was adjourned on April 7, 2021 and will be resumed at 10:00 a.m. ET on May 6, 2021. The resumed Annual Meeting of Shareholders is fast approaching, and our records indicate that we have not yet received your vote. We are asking you to please take a moment now to submit your vote.

Why is Baudax Bio requesting an additional 90 million authorized shares on Proposal 3?

We are seeking to amend our Amended and Restated Articles of Incorporation (“Articles”) to increase our authorized common stock. This amendment to our Articles will allow Baudax Bio to take advantage of possible acquisition opportunities, which may include the potential acquisition of commercial products, without delay, which could impact Baudax Bio’s ability to reach agreement with respect to any possible acquisition, and without the expense associated with obtaining shareholder approval of any such transaction. In addition, while we have no specific current plans for equity raises, we believe that some additional funding, likely through some equity capital offerings, will be required in the next year to continue to progress the launch of Anjeso® and other initiatives. Approval of the proposed amendment will enable Baudax Bio to complete equity offerings and potential acquisitions without the expense and delay incidental to obtaining shareholder approval of an amendment to the Articles increasing the number of authorized shares at the time of such action.

If Proposal 3 passes, will this dilute my existing position?

The proposed increase to the number of authorized shares of common stock WILL NOT by itself dilute the current shareholders or affect the number of shares outstanding. It will merely provide the company with the flexibility necessary to raise additional capital using equity securities if and when such opportunities may arise.

What will happen if Proposal 3 does not pass?

If Proposal 3 does not pass, our ability to pursue effective strategies to access capital in the public and private markets will be severely limited. In addition, our ability to execute strategic initiatives that are intended to drive value will also be limited to the extent such initiatives require additional financing. Both limitations would likely result in harm to our business prospects, which could negatively impact the value of our shares of common stock.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR” PROPOSAL 3

In order for your vote to be represented, we must receive your voting instructions before May 5, 2021 at 11:59 p.m. ET.

PLEASE SUBMIT YOUR VOTE TODAY USING THE URL AND CONTROL NUMBER THAT ARE INCLUDED IN THE EMAIL.

If you have any questions, please contact Okapi Partners, our proxy solicitor, at info@okapipartners.com or (855) 208-8902.